Exhibit 99.1

Hannon Armstrong Sustainable Infrastructure Capital, Inc. Announces 58% Increase in Core Earnings

to $0.22 per share

Annapolis, MD –February 27, 2014 – Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“Hannon Armstrong,” “we,” “our,” or the “Company;” NYSE: HASI), a leading sustainable infrastructure investor, today reported Core Earnings for the quarter ended December 31, 2013, of $0.22 per share and $0.43 per share for the year ended December 31, 2013. On a GAAP basis, the Company recorded a loss of $7.3 million or $(0.48) per share in the quarter after recording a provision for estimated credit losses on a mezzanine debt investment in a geothermal project. The provision totaling $11.0 million, or $0.69 per share, is excluded from Core Earnings and represents 1.7% of our 2013 originations.

“We accomplished a tremendous amount in 2013, including hitting our target yield of 7% on our IPO price, originating over $600 million of transactions, 96% of which are investment grade, and increasing our fixed rate debt to 56% of our total debt,” said Chief Executive Officer Jeffrey Eckel. “While we are disappointed with the impairment charge, our portfolio remains very strong, our dividend strategy is intact, and we continue to expect to deliver 13-15% Core EPS and dividend growth from Q4 2013 to Q4 2014.”

Q4 Highlights

•	Completed over $200 million of transactions in the fourth quarter

•	Continued to add new clients that expand our origination platform in the distributed energy asset class

•	Completed $100 million private placement of HASI Sustainable Yield Bond™ (“HASI SYBs”) with a 2.79% fixed rate and 6 year term, fixing the interest rate on 56% of our debt

•	Diversified pipeline of investment opportunities remains in excess of $2.0 billion

•	For the quarter, total revenue net of investment interest expense increased by 29% over Q3 2013

“Every quarter since the IPO, we have been impressed with the funding opportunities that are continuing to develop for HASI,” said Mr. Eckel. “The accelerating trend in electric utility markets towards smaller scale distributed energy assets, such as energy efficiency, distributed solar and co-generation, plays to HASI’s historic strengths and is producing high growth investment opportunities with both existing and new origination sources.”

Portfolio

Our portfolio of financing receivables and investments, net of the allowance for credit loss, rose to $467.8 million, compared to $436.1 million in the prior quarter. The following is an analysis of the credit quality of the portfolio:

	Investment Grade Rated
	Federal (1)	State, Local & Institutions (2)	Commercial Externally Rated (3)	Commercial Internally Rated (4)	Commercial Other(5)	Total
	($ amounts in millions)
Financing Receivables	$229.8	$73.3	$—	$43.9	$0.8	$347.8
Investments	—	—	76.9	—	15.1	92.0
Fin Rec. & Inv. Held for sale	24.8	—	—	—	3.2	28.0

Total Portfolio - December 31, 2013	$254.6	$73.3	$76.9	$43.9	$19.1	$467.8

% of Total Portfolio	55%	16%	16%	9%	4%	100%
Average Remaining Balance(6)	$10.9	$24.4	$25.6	$21.9	$9.2	$13.6

(1)	Transactions where the ultimate obligor is the Federal Government. Transactions may have guaranties of energy savings from third party service providers, the majority of which are investment grade rated entities.
(2)	Transactions where the ultimate obligors are state or local governments or institutions such as hospitals where the obligors are rated investment grade (either by an independent rating agency or based upon our internal credit analysis). Transactions may have guaranties of energy savings from third party service providers, the majority of which are investment grade rated entities.
(3)	Transactions where the projects or the ultimate obligors are commercial entities that have been rated investment grade by one or more independent rating agencies. This includes an investment grade rated debt security with a carrying value of $37.0 million whose obligor is an entity whose ultimate parent is Berkshire Hathaway Inc. and an investment grade rated debt security with a carrying value of $35.0 million whose obligor is an entity whose ultimate parent is Exelon Corporation.
(4)	Transactions where the projects or the ultimate obligors are commercial entities that have been rated investment grade using our internal credit analysis.
(5)	Transactions where the projects or the ultimate obligors are commercial entities that have been rated below investment grade either by an independent rating agency or using our internal credit analysis. Amount reflected is net of allowance for credit losses of $11 million. Remaining transaction includes a senior debt investment of $15.1 million on a wind project that is being acquired by NRG Energy, Inc.
(6)	Average Remaining Balance excludes 14 transactions each with outstanding balances that are less than $1 million and in the aggregate total $5.5 million.

Fourth Quarter and Full Year 2013 Financial Results

Hannon Armstrong reported fourth quarter Core Earnings of $3.6 million, or $0.22 per share, as compared to Core Earnings of $2.3 million, or $0.14 per share, in Q3 2013. For the year, Core Earnings were $0.43 per share. As set out in the reconciliation table below, Core Earnings represent earnings attributable to the stockholders, excluding earnings allocated to minority interest holders, non-cash equity-based compensation, amortization of intangible assets, provision for credit losses and non-cash income taxes. We recorded a GAAP loss attributable to controlling shareholders of $7.3 million or $0.48 per share for the quarter and a loss of $10.5 million or $0.68 per share for the full year, including the $11 million provision for credit losses.

Excluding the impact of the provision for credit losses in Q4, total revenue net of investment interest expense increased by 29% to $6.2 million from $4.8 million in Q3 2013. For the quarter, GAAP other expenses, net were $3.0 million versus $2.9 million in Q3 2013 with $0.5 million for equity-based compensation and intangible amortization charges added back in both quarters for Core Earnings.

We issued $100 million of non-recourse asset backed debt that we refer to as the HASI SYBs. This debt has a 2.79% coupon and amortizes using the cash flows from over 100 individual infrastructure installations and matures in December 2019. At the end of the year, our debt consisted of (amounts in millions):

	12/31/13	% of Total

Floating Rate Credit Facility	$77.1	43.5%
Fixed Rate HASI SYB	100.1	56.5%

Total Debt- December 31, 2013(1)	$177.2	100.0%

(1)	Excludes match-funded non-recourse debt of $159.8 million where the debt is match-funded with corresponding assets and we have no interest rate risk.

The debt to equity leverage at year-end was 1.2, which we measure using our non-matched funded debt. We estimated that we have over $150 million (including cash on our balance sheet) that can be used for investments before we achieve our 2 to 1 leverage target.

“The HASI SYB transaction was the first step in our efforts to extend the maturity of our debt,” said Chief Financial Officer Brendan Herron. “Our goal is to continue to do similar transactions with investment grade rated debt that will reduce our cost of capital.”

In May 2013, we made a $24 million mezzanine loan priced at 15.22% to a wholly owned subsidiary of EnergySource LLC (“EnergySource”) to be used for a geothermal project. As previously disclosed, in our Form 10-Q for the quarter ended September 30, 2013, it was determined that additional time and equity funding would be required to complete the project’s development. On January 2, 2014, we disclosed in an 8-K that EnergySource developed a revised project business plan and budget and was in the process of negotiating third party approvals. In connection with the development of the revised business plan, we agreed to amend the loan agreement whereby approximately $14 million was repaid to us in cash. The remaining outstanding balance after the repayment was $11.8 million. Total interest paid on the loan for the year ended December 31, 2013 was $2.4 million.

We recently became aware that the equity holders (who have already contributed an estimated $31 million in the project) presently do not plan to continue to fund the additional equity investments called for in the revised plan. Although we are assessing various options intended to allow us to recover the balance of our loan, we believe the probability of repayment of our loan in accordance with its contractual terms is in doubt and thus, we have concluded that the loan is impaired, requiring us to establish an allowance for a credit loss of $11 million against the loan. The remaining difference of $0.8 million represents our current estimate of the realizable sale value of tangible project assets.

An explanatory note providing additional details on Core Earnings and the Company’s predecessor entity, including a reconciliation of our net income to Core Earnings, as well as our consolidated statement of operations and balance sheet is attached to this press release.

Conference Call and Webcast Information

Hannon Armstrong will host an investor conference call today at 5:00 pm ET. Interested parties are invited to listen to the conference call by dialing 1-877-407-0784, or for international callers, 1-201-689- 8560, and provide the conference ID # 13575937 or ask for the Hannon Armstrong conference call.

Replays of the entire call will be available through March 6, 2014 at 1-877-870-5176, or, for international callers, at 1-858-384-5517, conference ID # 13575937. A webcast of the conference call will also be available through the Investor Relations section of the Company’s website, www.hannonarmstrong.com.

A copy of this press release is also available on the Company’s website.

About Hannon Armstrong

Hannon Armstrong makes debt and equity investments in sustainable infrastructure projects. We focus on profitable projects that increase energy efficiency, provide cleaner energy, positively impact the environment or make more efficient use of natural resources. Hannon Armstrong targets projects that have high credit quality obligors, fully contracted revenue streams and inherent economic value.

Hannon Armstrong Sustainable Infrastructure Capital, Inc., based in Annapolis, MD, has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes beginning with the year ending December 31, 2013.

Forward Looking Statements

Some of the information contained in this press release are forward-looking statements and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “target,” or similar expressions, are intended to identify such forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our prospectus dated April 17, 2013 that was filed with the U.S. Securities and Exchange Commission under SEC Registration number 333-186711, as well as in other reports that we file with the SEC. Those factors include:

•	the state of government legislation, regulation and policies that support energy efficiency, renewable energy and sustainable infrastructure projects and that enhance the economic feasibility of energy efficiency, renewable energy and sustainable infrastructure projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy; our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of financing;

•	actions and initiatives of the U.S. federal, state and local government and changes to U.S. federal, state and local government policies and the execution and impact of actions, initiatives and policies undertaken by these authorities;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities; economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations; general volatility of the securities markets in which we participate; changes in the value of our assets;

•	our portfolio of assets; our investment and underwriting process;

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our target assets;

•	effects of hedging instruments on our assets;

•	rates of default or decreased recovery rates on our target assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to qualify, and maintain our qualification, as a REIT for U.S. federal income tax purposes

•	our ability to maintain our exception from registration under the Investment Company Act of 1940;

•	availability of opportunities to originate energy efficiency, renewable energy and sustainable infrastructure projects;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future; and

•	our understanding of our competition.

Forward-looking statements are based on estimates as of the date of this press release. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this earnings release.

The risks included here are not exhaustive. Additional factors could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Investor Relations

410-571-6189

investors@hannonarmstrong.com

EXPLANATORY NOTES

Financial Results Prior to the Date of the IPO

The Company completed its initial public offering of its shares of common stock (the “IPO”) on April 23, 2013. Concurrently, Hannon Armstrong Capital, LLC (the “Predecessor”), the entity that operated the historical business prior to the consummation of the IPO, became a subsidiary of the Company. To the extent any of the financial data included in this earnings release is as of a date or from a period prior to April 23, 2013, such financial data is that of the Predecessor. The financial data for the Predecessor for such periods do not reflect the material changes to the business as a result of the capital raised in the IPO including the broadened types of projects undertaken, the enhanced financial structuring flexibility and the ability to retain a larger share of the economics from the origination activities. Accordingly, the financial data for the Predecessor is not necessarily indicative of the Company’s results of operations, cash flows or financial position following the completion of the IPO.

Core Earnings

Core Earnings is a non-GAAP financial measure. The Company calculates Core Earnings as GAAP net income (loss) excluding non-cash equity compensation expense, amortization of intangibles, provision for credit losses and any non-cash tax charges. The amount is also adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as approved by a majority of the Company’s independent directors.

The Company believes that Core Earnings provides an additional measure of its core operating performance by eliminating the impact of certain noncash expenses and facilitating a comparison of its financial results to those of other comparable REITs with fewer or no non-cash charges and comparison of its own operating results from period to period. The Company’s management uses Core Earnings in this way. The Company believes that its investors also use Core Earnings or a comparable supplemental performance measure to evaluate and compare the Company’s performance to its peers, and as such, the Company believes that the disclosure of Core Earnings is useful to its investors.

Core Earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of the Company’s cash flow from operating activities (determined in accordance with GAAP), a measure of the Company’s liquidity, or an indication of funds available to fund its cash needs, including its ability to make cash distributions. In addition, the Company’s methodology for calculating Core Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, the Company’s reported Core Earnings may not be comparable to the Core Earnings reported by other REITs.

The Company calculated its Core Earnings for the three months ended December 31, 2013 and for the period from the IPO to the end of the period. The table below provides a reconciliation of the Company’s net income to Core Earnings:

	For the three months ended December 31,
	2013	Per Share
	(in thousands)

Net loss attributable to controlling shareholders	$(7,330)	$(0.48)
Adjustments attributable to controlling shareholders(1):
Non-cash equity-based compensation charge	439
Amortization of intangibles	49
Non-cash provision for credit losses	10,699
Non-cash provision for taxes (benefit)	(244)

Core Earnings(2)	$3,613	$0.22

(1)	Includes only the portion of the adjustment that is allocated to the controlling shareholders.
(2)	Core Earnings per share for the quarter is based on 16,506,737 shares, which represent the weighted average number of fully-diluted shares outstanding (including 598,872 restricted stock awards that receive dividends) and excludes the share equivalent of the minority interest in the Operating Partnership as the income attributable to the minority interest is also excluded.

	For the year ended December 31,
	2013	Per Share
	(in thousands)

Net loss attributable to controlling shareholders	$(10,459)	$(0.68)
Adjustments attributable to controlling shareholders(3):
Non-cash equity-based compensation charge	6,884
Amortization of intangibles	150
Non-cash provision for credit losses	10,699
Non-cash provision for taxes (benefit)	(244)

Core Earnings(4)	$7,030	$0.43

(3)	Includes only the portion of the adjustment that is allocated to the controlling shareholders.
(4)	Core Earnings per share is based on 16,424,427 shares, which represent the weighted average number of fully diluted shares outstanding (including 603,672 restricted stock awards that receive dividends) and excludes the minority interest in the Operating Partnership as the income attributable to the minority interest is also excluded.

The table below provides a reconciliation of the GAAP Other Expenses, net to Core Other Expenses, net for the three months ended December 31, September 30 and June 30, 2013:

	For the three months ended
	December 31, 2013	September 30, 2013	June 30, 2013
	(in thousands)
Other Expenses, Net (GAAP)	$3,000	$2,902	$8,639
Adjustments:
Non-cash equity-based compensation charge	(450)	(450)	(6,179)
Amortization of intangibles	(51)	(51)	(54)

Other Expenses, net (Core Earnings)	$2,499	$2,401	$2,406

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,	September 30,
	2013	2012	2013	2012
Net Investment Revenue:
Investment interest income	$6,073	2,834	$17,365	$11,848
Investment interest expense	(2,920)	(2,347)	(9,815)	(9,852)

Net Investment Revenue	3,153	487	7,550	1,996
Provision for credit losses	(11,000)	—	(11,000)	—

Net Investment Revenue, net of provision	$(7,847)	487	(3,450)	1,996
Other Investment Revenue:
Gain on securitization of receivables	2,827	2,534	5,597	3,912
Fee income	234	254	1,483	11,380

Other Investment Revenue	3,061	2,788	7,080	15,292

Total Revenue, net of investment interest expense and provision	(4,786)	3,275	3,630	17,288

Compensation and benefits	(1,890)	(1,157)	(12,312)	(7,697)
General and administrative	(1,051)	(584)	(3,844)	(3,901)
Depreciation and amortization of intangibles	(63)	(105)	(340)	(440)
Other interest expense	—	(56)	(56)	(287)
Other income	4	1	22	52
Unrealized gain on derivative instruments	—	23	15	73
Gain (Loss) from equity method investment in affiliate	—	(448)	—	(1,284)

Other Expenses, net	(3,000)	(2,326)	(16,515)	(13,484)

Net Income (Loss) before income tax	(7,786)	949	(12,885)	3,804
Income tax benefit	251	—	251	—

Net Income (Loss)	$(7,535)	$949	$(12,634)	$3,804

Net income (loss) attributable to non-controlling interest holders	(205)		(2,175)

Net income (loss) attributable to controlling shareholders	$(7,330)		$(10,459)

Basic earnings per common share	$(0.48)		$(0.68)

Diluted earnings per common share	$(0.48)		$(0.68)

Weighted average common shares outstanding—basic	15,845,086		15,716,250
Weighted average common shares outstanding—diluted	15,845,086		15,716,250

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

	For the three months ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	Year to date 2013
Net Investment Revenue:
Investment interest income	$6,073	$5,180	$3,401	$2,711	17,365
Investment interest expense	(2,920)	(2,590)	(2,069)	(2,236)	(9,815)

Net Investment Revenue	3,153	2,590	1,332	475	7,550
Provision for credit losses	(11,000)	—	—	—	(11,000)

Net Investment Revenue, net of provision	$(7,847)	2,590	1,332	475	(3,450)
Other Investment Revenue:
Gain on securitization of receivables	2,827	1,885	885	—	5,597
Fee income	234	321	648	280	1,483

Other Investment Revenue	3,061	2,206	1,533	280	7,080

Total Revenue, net of investment interest expense and provision	(4,786)	4,796	2,865	755	3,630

Compensation and benefits	(1,890)	(1,979)	(7,292)	(1,151)	(12,312)
General and administrative	(1,051)	(866)	(1,238)	(689)	(3,844)
Depreciation and amortization of intangibles	(63)	(61)	(111)	(105)	(340)
Other interest expense	—	—	(7)	(49)	(56)
Other income	4	4	13	1	22
Unrealized (loss) gain on derivative instruments	—	—	(4)	19	15

Other Expenses, net	(3,000)	(2,902)	(8,639)	(1,974)	(16,515)

Net (Loss) Income before income tax	(7,786)	1,894	(5,774)	(1,219)	(12,885)
Income tax benefit	251	—	—	—	251

Net (Loss) Income	$(7,535)	$1,894	$(5,774)	$(1,219)	$(12,634)

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

	December 31, 2013	September 30, 2012
Assets
Financing receivables	$347,871	$195,582
Investments	91,964	—
Financing receivables and investments held-for-sale	27,971	—
Securitization assets	6,144	6,233
Cash and cash equivalents	31,846	20,948
Restricted cash and cash equivalents	49,865	2,035
Intangible assets, net	1,706	2,058
Goodwill	3,798	3,798
Equity method investment in affiliate	—	787
Other assets	10,267	1,022

Total Assets	$571,432	$232,463

Liabilities and Equity
Liabilities:
Accounts payable and accrued expenses	$7,296	$8,419
Deferred funding obligations	74,675	—
Credit facility	77,114	4,599
Asset-backed nonrecourse notes (secured by financing receivables of $109.5 million)	100,081	—
Other nonrecourse debt (secured by financing receivables of $156.4 million and $195.6 million, respectively)	159,843	200,283
Deferred tax liability	1,799	—

Total Liabilities	420,808	213,301

Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 15,892,927 shares issued and outstanding	159	—
Series A participating preferred units	—	10,401
Class A common units	—	67
Additional paid in capital	160,120	—
Retained (deficit) earnings	(13,864)	8,441
Accumulated other comprehensive income	110	253
Non-controlling interest	4,099	—

Total Equity	150,624	19,162

Total Liabilities and Equity	$571,432	$232,463